EXHIBIT 10.3

New Orleans Building Corporation

1111 Canal Street, Suite 400

New Orleans, Louisiana  70112

April 3, 2020

Jazz Casino Company, LLC

Attention:  Dan Real

8 Canal Street

New Orleans, Louisiana 70130

City of New Orleans

Attention: The Honorable LaToya Cantrell

1300 Perdido Street

New Orleans, Louisiana 70112

Dear Mayor Cantrell and Mr. Real:

Jazz Casino Company, L.L.C. ("JCC"), as Tenant, the New Orleans Building Corporation ("NOBC"), as Landlord, and the City of New Orleans (the "City"), as Intervenor,  have entered into the Second Amended and Restated Lease Agreement dated effective April 3, 2020 (the "Lease").  Capitalized terms not otherwise defined herein shall have the same meanings as in the Lease.

Pursuant to LSA R.S. 27:247, JCC currently owes the City $4,500,000 in installments of the "City Support Payment" described in Section 4.3.1(c) of the Lease, which payment is also known as the casino support services payment (collectively, the "Outstanding CSP Installments").  Pursuant to Section 4.3.1(a) of the Lease, JCC is required to pay the City the "City Supplemental Payment" in the amount of $7,500,000, in accordance with the terms of the Lease.  Pursuant to Section 4.7.1 of the Lease, JCC is required to pay NOBC two one-time payments totaling $28,500,000 (together with the $7,500,000 City Supplemental Payment, the "One-Time Payments") in accordance with the terms of the Lease.

The Outstanding CSP Installments and the One-Time Payments are collectively defined herein as the "Payments."

JCC has requested certain leniencies from the City and NOBC with regard to the Payments.  NOBC and the City are aware that JCC has closed the Casino in accordance with orders from the State Gaming Control Board, Mayor LaToya Cantrell, as well as Proclamation Number JBE 2020-30, in which Governor John Bel Edwards ordered, inter alia, all casinos in the State of Louisiana to close in response to the COVID-19 pandemic.  As a result, NOBC and the City are willing to grant certain leniencies in accordance with the terms and conditions of this letter agreement.

Notwithstanding anything to the contrary contained in the Lease, NOBC and the City agree that they will not take any action to enforce any rights or remedies available to them under the Lease or applicable law with respect to the Payments and JCC will not be in breach of its obligations under the Lease with respect to the Payments, subject to the following payment terms:

•	Within two business days of the Effective Date of the Lease, JCC will pay to the City a total of $22,500,000, by electronic wire, which NOBC, JCC and the City agree shall consist of the full amount of the Outstanding CSP Installments and $18,000,000 of the total One-Time Payments.
•

On or before the date that is thirty (30) days after the date that the Casino is permitted to be reopened pursuant to all applicable Governmental Requirements, JCC will pay to the City a total of $18,000,000, by electronic wire, comprising the remaining balance of the One-Time Payments.

Except as expressly set forth in this letter agreement, JCC will make all payments due under the Lease in accordance with the terms of the Lease, including, without limitation, the recurring quarterly installments of the City Support Payment, with an installment of $1,500,000 to be paid by May 1, 2020, the Rent, the Minimum Payments, the Second Floor Rent, the School Support Payment, the marketing payment set forth in Section 19.3 of the Lease, the community grants program payment set forth in Section 5.6 of the Lease, and the payment set forth in Section 5.7 of the Lease.

On or before the date that is ten (10) days after JCC’s delivery to NOBC and the City of a written request for an updated estoppel certificate in connection with the VICI Sale-Leaseback Transaction, NOBC and the City agree to execute and deliver to JCC and VICI an estoppel certificate that is substantially in the form of the estoppel certificate attached to the Lease as Exhibit “O”.

Except as expressly set forth in this letter agreement, all of the terms of the Lease remain unmodified and in full force and effect, and NOBC and the City reserve all rights and remedies available to them under the Lease and applicable law.

Please indicate your acknowledgment and acceptance of the terms and conditions of this letter agreement by signing in the space provided below.

Sincerely,

NEW ORLEANS BUILDING CORPORATION

By: /s/ Cynthia M. Connick__

      Cynthia M. Connick

      Chief Executive Officer

APPROVED AND ACCEPTED

this 3rd day of April, 2020:

JAZZ CASINO COMPANY, LLC

By:/s/ Dan Real___________

       Dan Real

       Authorized Signatory

THE CITY OF NEW ORLEANS

By: /s/ LaToya Cantrell _____

       LaToya Cantrell

       Mayor